Exhibit 99.1

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
November 6, 2008	Russ Stolle	Kurt Ogden
The Woodlands, TX	(281) 719-6624	(801) 584-5959
NYSE: HUN

HUNTSMAN POSTS STABLE 2008 THIRD QUARTER RESULTS

EXCLUDING IMPACT OF HURRICANES, ADJUSTED EBITDA

EQUALS 2007 THIRD QUARTER

Third Quarter 2008 Highlights

•                  Revenues for the third quarter of 2008 were $2,730.5 million, an increase of 13% compared to $2,423.8 million for the third quarter of 2007 and a decrease of 6% compared to $2,895.7 million for the second quarter of 2008.

•                  We estimate that we incurred $49 million of costs and lost profit margin as a result of hurricanes during the third quarter of 2008 ($21 million of costs and $28 million of lost profit margin).  This had the effect of decreasing our third quarter 2008 adjusted EBITDA and adjusted net loss by approximately $49 million and $32 million ($0.14 per diluted share), respectively.

•                  Net loss for the third quarter of 2008 was $20.2 million or $0.09 per diluted share compared to a net loss of $150.0 million or $0.68 loss per diluted share for the same period in 2007 and compared to net income of $23.7 million or $0.10 per diluted share for the second quarter of 2008.  Adjusted net loss from continuing operations for the third quarter of 2008 was $1.9 million or $0.01 per diluted share compared to adjusted net income of $80.0 million or $0.34 per diluted share for the same period in 2007 and $19.9 million or $0.09 per diluted share for the second quarter of 2008.

•                  Adjusted EBITDA from continuing operations for the third quarter of 2008 was $193.9 million (and would have been approximately $242.9 without the hurricane impact) compared to $240.2 million for the same period in 2007 and compared to $209.8 million for the second quarter of 2008.

Summarized earnings are as follows:

	Three months ended September 30,		Three months ended	Nine months ended September 30,
In millions, except per share amounts	2008	2007	June 30, 2008	2008	2007

Net (loss) income	$(20.2)	$(150.0)	$23.7	$10.8	$(174.3)
Adjusted net (loss) income from continuing operations	$(1.9)	$80.0	$19.9	$34.9	$221.2

Diluted (loss) income per share	$(0.09)	$(0.68)	$0.10	$0.05	$(0.79)
Adjusted diluted (loss) income per share from continuing operations	$(0.01)	$0.34	$0.09	$0.15	$0.95

EBITDA	$165.0	$7.9	$210.2	$544.7	$272.5
Adjusted EBITDA from continuing operations	$193.9	$240.2	$209.8	$592.0	$731.1

See end of press release for important explanations

•                  On the evening of October 27, 2008, hours before the planned closing of the merger the following morning, counsel to Credit Suisse and Deutsche Bank (the “Banks”), lenders that had previously committed to Hexion to loan the funds to consummate the merger, notified Hexion that it was not prepared to fund the closing of the merger, citing concerns that the solvency opinion and certificate proposed to be provided did not meet the condition of the commitment letter.  As such, the merger did not close as scheduled.  On October 29, 2008, Hexion sued the Banks in New York state court seeking specific performance of the Banks’ obligations under the commitment letter.  A trial has been set for January 8, 2009.

•                  On October 13, 2008, a Texas court imposed a temporary injunction on Credit Suisse and Deutsche Bank who had earlier committed to finance the merger of Huntsman Corporation and Hexion Specialty Chemicals, Inc.  This ruling was subsequently upheld by the Court of Appeals.  The court has set a trial date of February 9, 2008.

•                  On October 6, 2008, we announced that in order to comply with the annual meeting requirements of the New York Stock Exchange we are taking steps to hold an annual meeting on November 19, 2008.  Proxy materials have been mailed to stockholders.

•                  On September 29, 2008, the Delaware Court of Chancery ruled in favor of Huntsman Corporation denying Apollo Management, L.P. and Hexion Specialty Chemicals, Inc.’s request for declaratory relief that Hexion was excused from consummating the pending merger.  The court ordered Hexion to perform its covenants and found Hexion in knowing and intentional breach of the Merger Agreement, meaning that potential damages against them would be uncapped.

Peter R. Huntsman, our President and CEO, stated:

“I am pleased with our third quarter results.  Excluding the approximately $49 million impact of Hurricanes Gustav and Ike, our Adjusted EBITDA was in line with prior year results and significantly greater than the previous quarter.  Our swift and sustained efforts begun earlier this year to increase selling prices have proven effective and are reflected in this quarter’s results, as each of our divisions realized currency adjusted increases in their average selling prices.

“During the quarter we continued to see significant headwinds in the form of high raw material and energy costs measured on a sequential and year-over-year basis.  We note however that crude oil and natural gas prices have retreated and we are optimistic that this relief will work its way through the value chain and into our costs in the coming months.”

Huntsman Corporation

Operating Results

	Three months ended September 30,		Nine months ended September 30,
In millions, except per share amounts	2008	2007	2008	2007

Revenues	$2,730.5	$2,423.8	$8,166.6	$7,146.9
Cost of goods sold	2,379.7	2,023.1	7,067.4	5,967.6
Gross profit	350.8	400.7	1,099.2	1,179.3
Operating expenses	254.3	259.5	806.8	762.6
Restructuring, impairment and plant closing costs	3.6	9.1	8.6	33.5
Operating income	92.9	132.1	283.8	383.2
Interest expense, net	(68.2)	(71.5)	(198.5)	(215.3)
Loss on accounts receivable securitization program	(6.2)	(7.1)	(15.7)	(16.0)
Equity in income of investment in unconsolidated affiliates	2.9	1.6	9.6	8.9
Expenses associated with the Merger	(25.8)	(205.0)	(34.8)	(205.0)
Other non-operating expense	—	(2.4)	0.7	(4.5)
(Loss) income from continuing operations before income taxes and minority interest	(4.4)	(152.3)	45.1	(48.7)
Income tax (expense) benefit	(17.7)	13.1	(42.3)	8.7
Minority interest in subsidiaries’ income	(0.5)	2.9	(7.0)	13.6
(Loss) income from continuing operations	(22.6)	(136.3)	(4.2)	(26.4)
Income (loss) from discontinued operations, net of tax(1)	0.8	(13.7)	4.6	(141.4)
Extraordinary gain on the acquisition of a business, net of tax(2)	1.6	—	10.4	(6.5)
Net (loss) income	$(20.2)	$(150.0)	$10.8	$(174.3)

Net (loss) income	$(20.2)	$(150.0)	$10.8	$(174.3)
Interest expense, net	68.2	71.5	198.5	215.3
Income tax expense (benefit)	17.7	(13.1)	42.3	(8.7)
Depreciation and amortization	98.8	93.0	290.1	281.9
Income taxes, depreciation and amortization included in discontinued operations(1),(3))	0.5	6.5	3.0	(41.7)
EBITDA(3)	$165.0	$7.9	$544.7	$272.5

Adjusted EBITDA - continuing operations(3)	$193.9	$240.2	$592.0	$731.1

Basic (loss) income per share	$(0.09)	$(0.68)	$0.05	$(0.79)
Diluted (loss) income per share	$(0.09)	$(0.68)	$0.05	$(0.79)
Adjusted diluted (loss) income per share from continuing operations(3)	$(0.01)	$0.34	$0.15	$0.95

Common share information:
Basic shares outstanding	233.6	221.0	231.4	220.9
Diluted shares	233.6	221.0	231.4	220.9
Diluted shares for adjusted diluted income per share from continuing operations	233.6	232.9	233.6	232.2

See end of press release for footnote explanations

Huntsman Corporation

Segment Results

	Three months ended September 30,		Nine months ended September 30,
In millions	2008	2007	2008	2007

Segment Revenues:
Polyurethanes	$1,096.0	$974.4	$3,258.6	$2,824.6
Materials and Effects	614.0	594.9	1,925.2	1,806.0
Performance Products	740.7	590.2	2,097.1	1,690.5
Pigments	279.8	271.1	885.7	834.5
Eliminations and other	—	(6.8)	—	(8.7)
Total from continuing operations	2,730.5	2,423.8	8,166.6	7,146.9
Discontinued operations (1)	—	190.6	—	1,018.0
Total	$2,730.5	$2,614.4	$8,166.6	$8,164.9

Segment EBITDA(3):
Polyurethanes	$89.3	$172.8	$368.8	$449.7
Materials and Effects	46.2	48.6	135.3	158.2
Performance Products	81.0	48.0	184.5	153.3
Pigments	15.2	(0.4)	32.9	45.0
Corporate and other	(68.0)	(258.7)	(184.4)	(358.9)
Discontinued operations (1)	1.3	(2.4)	7.6	(174.8)
Total	$165.0	$7.9	$544.7	$272.5

Segment Adjusted EBITDA(3) :
Polyurethanes	$89.3	$172.8	$368.8	$450.7
Materials and Effects	47.7	52.8	138.2	176.8
Performance Products	81.0	47.9	184.6	159.9
Pigments	15.6	3.7	34.2	47.6
Corporate and other	(39.7)	(37.0)	(133.8)	(103.9)
Total from continuing operations	193.9	240.2	592.0	731.1
Discontinued operations (1)	—	(14.1)	—	23.4
Total	$193.9	$226.1	$592.0	$754.5

	Three months ended September 30,		Nine months ended September 30,
	2008 vs. 2007		2008 vs. 2007
	Average	Sales	Average	Sales
	Selling Price	Volume	Selling Price	Volume
Period-Over-Period Increase (Decrease)

Polyurethanes (a)	8%	4%	11%	4%
Materials and Effects	13%	(9)%	12%	(5)%
Performance Products (a)	34%	(8)%	32%	(7)%
Pigments	17%	(12)%	10%	(4)%

(a) Excludes revenues and sales volumes from tolling arrangements.

See end of press release for footnote explanations

Three Months Ended September 30, 2008 as Compared to Three Months Ended September 30, 2007

Revenues from continuing operations for the three months ended September 30, 2008 increased to $2,730.5 million from $2,423.8 million during the same period in 2007.  Revenues increased in all of our segments primarily due to higher average selling prices, while sales volumes were higher in Polyurethanes.

For the three months ended September 30, 2008, EBITDA was $165.0 million as compared to $7.9 million in the same period in 2007.  Adjusted EBITDA from continuing operations for the three months ended September 30, 2008 was $193.9 million (including the negative affect of approximately $49 million of costs and lost profit margins) as compared to $240.2 million for the same period in 2007.

Polyurethanes

The increase in revenues in the Polyurethanes segment for the three months ended September 30, 2008 compared to the same period in 2007 was due to higher average selling prices and higher sales volumes.  MDI average selling prices increased 6% primarily due to global price increase initiatives and in Europe primarily due to the strength of foreign currencies versus the U.S. dollar.  MDI sales volumes decreased 2%, as growth in Europe was strong but more than offset by lower volumes in the U.S. due to Hurricanes Gustav and Ike and lower volumes in Asia following government imposed restrictions in China.  PO and co-product MTBE average selling prices increased primarily due to improved market demand and higher raw material costs, while sales volumes decreased due to the effect of Hurricanes Gustav and Ike.

The decrease in EBITDA in the Polyurethanes segment was primarily the result of the impact of Hurricanes Gustav and Ike, higher raw material costs and energy costs.  In urethanes, higher MDI selling prices were more than offset by higher costs for raw materials such as benzene, natural gas, propylene, ammonia and caustic soda as well as increased fixed manufacturing and selling, general and administrative costs due primarily to the strength of the Euro versus the U.S. dollar.  PO and co-product MTBE margins decreased primarily due to the impact of Hurricanes Gustav and Ike, which more than offset higher average selling prices.  We estimate the financial impact including unabsorbed costs, repairs and lost profit margin of Hurricanes Gustav and Ike to be approximately $39 million in the third quarter of 2008 in our Polyurethanes division.

Materials and Effects

The increase in revenues in the Materials and Effects segment for the three months ended September 30, 2008 compared to the same period in 2007 was primarily due to higher average selling prices. Average selling prices increased by 13% as average selling prices increased in both advanced materials and textile effects due to the strength of major European currencies versus the U.S. dollar and price increase initiatives in certain markets and regions.  Total sales volumes decreased 9%, advanced materials sales volumes decreased by 4% primarily as a result of lower demand in Europe, textile effects sales volumes decreased by 18% primarily as the result of lower demand for dyes and chemicals in all regions.  The advanced materials business contributed $385.4 million in revenues for the three months ended September 30, 2008, while the textile effects business contributed $228.6 million in revenues for the same period.

The decrease in EBITDA in the Materials and Effects segment was primarily due to higher raw material costs and energy costs.  In addition, fixed costs and selling, general and administrative costs for textile effects were higher, primarily due to the strength of the Euro and Swiss franc relative to the U.S. dollar.  The advanced materials business contributed $41.7 million of EBITDA for the three months ended September 30, 2008, while the textile effects business contributed $4.5 million.  During the three months ended September 30, 2008 the Materials and Effects segment recorded restructuring, impairment and plant closing costs of $1.5 million in textile effects compared to $4.2 million for the same period in 2007.

Performance Products

The increase in revenues in the Performance Products segment for the three months ended September 30, 2008 compared to the same period in 2007 was primarily due to a 34% increase in average selling prices.  Average selling prices increased from price increase initiatives in response to higher raw material costs and the strength of major European and Australian currencies against the U.S. dollar.  Sales volumes (excluding tolling), decreased 8% primarily due to the conversion of most of our ethylene glycol business to a toll manufacturing operation in 2008 and lower surfactant sales that more than offset volume increases in other products.  Toll manufacturing volumes were higher in the 2008 period.

The increase in EBITDA in the Performance Products segment was primarily due to higher average selling prices which were partially offset by higher raw material and energy costs.  Higher margins were partially offset by higher fixed production costs and selling, general and administrative costs due in part to the strength of major European and Australian currencies against the U.S. dollar.  We estimate the financial impact including unabsorbed costs, repairs and lost profit margin of hurricanes Gustav and Ike at approximately $9 million in the third quarter of 2008 in our Performance Products division.

Pigments

The increase in revenues in the Pigments segment for the three months ended September 30, 2008 compared to the same period in 2007 was primarily due to a 17% increase in average selling prices partially offset by a decrease in volumes.  Average selling prices increased primarily due to price increase initiatives and the strength of the Euro versus the U.S. dollar, local currency selling prices were higher in all regions of the world.  Volumes decreased primarily due to lower demand in Europe.

The increase in EBITDA in the Pigments segment was primarily due to the higher local currency selling prices discussed above, partially offset by higher raw material energy and freight costs.  In addition, indirect costs and selling, general and administrative costs were lower due to ongoing cost savings initiatives offset by the foreign currency translation effect of a stronger Euro versus the U.S. dollar.  We estimate the financial impact including unabsorbed costs, repairs and lost profit margin of Hurricanes Gustav and Ike at approximately $1 million in the third quarter of 2008 in our Pigments division.

Discontinued Operations

On November 5, 2007, we completed the sale of the assets that comprise our U.S. base chemicals business to Flint Hills Resources.  On August 1, 2007, we completed the sale of the majority of the assets that comprise our Polymers segment to Flint Hills Resources.  Results from these businesses have been classified as discontinued operations.

Corporate and Other

Corporate and other items include the results of our Australia styrenics business, unallocated foreign exchange gains and losses, unallocated corporate overhead, loss on the sale of accounts receivable, losses on the early extinguishment of debt, merger associated expenses, minority interest, unallocated restructuring costs, gain and loss on the disposition of assets, the extraordinary gain on the acquisition of a business and other non-operating income and expense.  In the third quarter of 2008, the total of these items was a loss of $68.0 million compared to a loss of $258.7 million in the 2007 period.  The increase in EBITDA from these items was primarily the result of $179.2 million decrease in expenses associated with the pending Hexion merger ($25.8 million recorded in the 2008 period compared to $205.0 million in the 2007 period), $7.7 million of unallocated foreign exchange gains ($3.8 million in gains for the 2008 period compared to losses of $3.9 million during 2007) and a $4.8 million loss on the accounts receivable securitization program for discontinued operations recorded in 2007.  These increases to EBITDA were partially offset by $3.4 million of lower minority interest in subsidiaries’ income.

Income Taxes

During the three months ended September 30, 2008, we recorded $17.7 million of income tax expense compared to $13.1 million of income tax benefit in the comparable period of 2007.  We experienced higher effective taxes in the 2008 period compared to 2007 due primarily to higher losses related to our Textile Effects and Pigments businesses in certain European jurisdictions, where we were unable to record a tax benefit.

Liquidity, Capital Resources and Outstanding Debt

As of September 30, 2008, we had approximately $536 million in cash and unused borrowing capacity compared with approximately $579 million for the most recent quarter ended June 30, 2008.  During the three months ended September 30, 2008, net debt plus outstandings under our off-balance sheet accounts receivable securitization program decreased approximately $46 million, primarily due to the foreign currency translation impact on Euro denominated debt resulting from the decline in the Euro versus the U.S. dollar.   Outstandings under our off-balance sheet securitization program as of September 30, 2008 were $422 million compared to $503 million as of June 30, 2008, primarily due to a reduction in accounts receivable sold into the program largely resulting from the impact of Hurricanes Gustav and Ike on our sales during the quarter.

For the three months ended September 30, 2008, total capital expenditures were approximately $101 million compared to approximately $184 million for the same period in 2007.  The $83 million reduction in capital expenditures is primarily due to the rebuild of the fire damaged Port Arthur, Texas olefins facility, which was ongoing during the three months ended September 30, 2007 and which was subsequently sold in the fourth quarter of 2007 to Flint Hills Resources.

Below is our outstanding debt:

	September 30,	June 30,	December 31,
In millions	2008	2008	2007

Debt:
Senior Credit Facilities	$1,893.7	$1,863.4	$1,540.0
Secured Notes	294.8	294.6	294.4
Senior Notes	198.0	198.0	198.0
Subordinated Notes	1,308.6	1,368.9	1,310.5
Other Debt	262.9	228.6	225.9
Total Debt	3,958.0	3,953.5	3,568.8

Total Cash	113.1	144.1	154.0

Net Debt	$3,844.9	$3,809.4	$3,414.8

Off-balance sheet accounts receivable securitization program	$422.0	$503.0	$427.5

Huntsman Corporation

Reconciliation of Adjustments

			Net Income (Loss) Available		Diluted Income (Loss)
	EBITDA		To Common Stockholders		Per Share
	Three months ended September 30,		Three months ended September 30,		Three months ended September 30,
In millions, except per share amounts	2008	2007	2008	2007	2008	2007

GAAP	$165.0	$7.9	$(20.2)	$(150.0)	$(0.09)	$(0.68)
Adjustments:
Loss on accounts receivable securitization program	6.2	7.1	—	—	—	—
Unallocated foreign currency (gain) loss	(3.8)	3.9	(7.8)	2.6	(0.03)	0.01
Other restructuring, impairment and plant closing costs	3.6	9.1	2.7	8.7	0.01	0.04
Merger associated expenses	25.8	205.0	25.8	205.0	0.11	0.88
(Income) loss from discontinued operations, net of tax(1)	(1.3)	7.2	(0.8)	13.7	—	0.06
Extraordinary gain on the acquisition of a business, net of tax(2)	(1.6)	—	(1.6)	—	(0.01)	—

Adjusted continuing operations	$193.9	$240.2	$(1.9)	$80.0	$(0.01)	$0.34

Discontinued operations	$1.3	$(7.2)	$0.8	$(13.7)	$—	$(0.06)
Restructuring, impairment and plant closing costs	—	1.1	—	0.3	—	—
(Gain) on disposition of assets	(1.3)	(12.8)	(0.8)	(8.8)	—	(0.04)
Loss on accounts receivable securitization program	—	4.8	—	—	—	—

Adjusted discontinued operations(1)	$—	$(14.1)	$—	$(22.2)	$—	$(0.10)

Three months ended June 30,
In millions	2008

Net income	$23.7
Interest expense, net	65.5
Income tax expense	21.2
Depreciation and amortization	97.5
Income taxes, depreciation and amortization included in discontinued operations(1),(3)	2.3
EBITDA(3)	$210.2

		Net Income (Loss) Available	Diluted Income (Loss)
	EBITDA	To Common Stockholders	Per Share
	Three months ended June 30,	Three months ended June 30,	Three months ended June 30,
In millions, except per share amounts	2008	2008	2008

GAAP	$210.2	$23.7	$0.10
Adjustments:
Loss on accounts receivable securitization program	4.9	—	—
Unallocated foreign currency loss	5.5	4.4	0.02
Other restructuring, impairment and plant closing costs	1.0	1.3	0.01
Merger associated expenses	3.8	3.8	0.02
Income from discontinued operations, net of tax(1)	(7.2)	(4.9)	(0.02)
Extraordinary gain on the acquisition of a business, net of tax(2)	(8.4)	(8.4)	(0.04)

Adjusted continuing operations	$209.8	$19.9	$0.09

			Net Income (Loss) Available		Diluted Income (Loss)
	EBITDA		To Common Stockholders		Per Share
	Nine months ended September 30,		Nine months ended September 30,		Nine months ended September 30,
In millions, except per share amounts	2008	2007	2008	2007	2008	2007

GAAP	$544.7	$272.5	$10.8	$(174.3)	$0.05	$(0.79)
Adjustments:
Loss on accounts receivable securitization program	15.7	16.0	—	—	—	—
Unallocated foreign currency (gain) loss	6.2	10.5	(3.0)	7.9	(0.01)	0.03
Legal and contract settlements	—	6.3	—	4.4	—	0.02
Loss on early extinguishment of debt	—	1.8	—	1.1	—	0.00
Other restructuring, impairment and plant closing costs	8.6	33.5	7.3	33.3	0.03	0.14
Merger associated expenses	34.8	205.0	34.8	205.0	0.15	0.88
Gain on dispositions of assets	—	(4.1)	—	(4.1)	—	(0.02)
(Income) loss from discontinued operations, net of tax(1)	(7.6)	183.1	(4.6)	141.4	(0.02)	0.61
Extraordinary (gain) loss on the acquisition of a business, net of tax(2)	(10.4)	6.5	(10.4)	6.5	(0.04)	0.03

Adjusted continuing operations	$592.0	$731.1	$34.9	$221.2	$0.15	$0.95

Discontinued operations	$7.6	$(183.1)	$4.6	$(141.4)	$0.02	$(0.61)
Restructuring, impairment and plant closing costs	—	2.2	—	1.4	—	0.01
(Gain) loss on disposition of assets	(7.6)	197.0	(4.6)	120.1	(0.02)	0.52
Loss on accounts receivable securitization program	—	7.3	—	—	—	—

Adjusted discontinued operations(1)	$—	$23.4	$—	$(19.9)	$—	$(0.09)

See end of press release for footnote explanations

Conference Call Information

We will hold a conference call to discuss our third quarter 2008 financial results on Thursday, November 6, 2008 at 11:00 a.m. ET.  Third quarter 2008 results will be released to the public prior to the market opening that day via PR Newswire.

Call-in number for U.S. participants:	(888) 713 – 4214
Call-in number for international participants:	(617) 213 – 4866
Participant access code:	51604516

In order to facilitate the registration process, you may use the following link to pre-register for the conference call. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. You may pre-register at any time, including up to and after the call start time. To pre-register, please go to: https://www.theconferencingservice.com/prereg/key.process?key=P73EPHEFM

The conference call will be available via webcast and can be accessed from the investor relations portion of the company’s website at http://www.huntsman.com.

The conference call will be available for replay beginning November 6, 2008 and ending November 13, 2008.

Call-in numbers for the replay:

Within the U.S.:

(888) 286 – 8010

International:	(617) 801 – 6888
Access code for replay:	83791974

Forward Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors. In addition, the completion of any transaction described in this release is subject to a number of uncertainties and closing will be subject to approvals and other customary conditions. Accordingly, there can be no assurance that such transactions will be completed or that the company’s expectations will be realized. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.

Additional Information and Where to Find It:

In connection with the proposed merger, the Company has filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”), which definitive proxy statement has been mailed to its stockholders. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS THEY CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER. Investors and security holders may obtain a free copy of the definitive proxy statement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s security holders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents by directing a request by mail or telephone to Huntsman Corporation Investor Relations, 500 Huntsman Way, Salt Lake City, Utah 84108, telephone: (801) 584-5700 or on the company’s website at http://www.huntsman.com.

(1)   On November 5, 2007, we completed the sale of our U.S. base chemicals business to Flint Hills Resources.  On August 1, 2007, we completed the sale of our U.S. polymers business to Flint Hills Resources.  On December 29, 2006, we completed the sale of our European petrochemicals business to SABIC.  On July 6, 2005, we completed the sale of our toluene di-isocyanate (TDI) business to BASF.  Results from these businesses are treated as discontinued operations.

(2)   On June 30, 2006, we acquired the global textile effects business of Ciba Specialty Chemicals Inc. for approximately $172.1 million.  Because the fair value of acquired current assets less liabilities assumed exceeded the acquisition price and planned restructuring costs the excess was recorded as an extraordinary gain on the acquisition of a business.  The extraordinary amounts recorded during the three months ended September 30, 2008 and 2007 respectively were $1.6 million gain and nil, of which taxes were not applicable.

(3)   We use EBITDA, Adjusted EBITDA from continuing operations, Adjusted EBITDA from discontinued operations, Adjusted net income from continuing operations and Adjusted net income from discontinued operations. We believe that net income (loss) available to common stockholders is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to EBITDA, Adjusted EBITDA from continuing operations and Adjusted net income from continuing operations. We believe that income (loss) from discontinued operations is the performance measure calculated and presented in accordance with GAAP that is most directly comparable to Adjusted EBITDA from discontinued operations and Adjusted net income from discontinued operations. Additional information with respect to our use of each of these financial measures follows.

EBITDA is defined as net income before interest, income taxes, and depreciation and amortization. EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies. The reconciliation of EBITDA to net income (loss) available to common stockholders is set forth in the operating results table above.

Adjusted EBITDA from continuing operations is computed by eliminating the following from EBITDA:  gains and losses from discontinued operations; restructuring, impairment and plant closing (credits) costs; merger associated expenses; losses on the sale of accounts receivable to our securitization program; unallocated foreign currency (gain) loss; certain legal and contract settlements; losses from early extinguishment of debt; extraordinary loss (gain) on the acquisition of a business; and loss (gain) on dispositions of assets.  The reconciliation of Adjusted EBITDA from continuing operations to EBITDA is set forth in the Reconciliation of Adjustments table above.

Adjusted EBITDA from discontinued operations is computed by eliminating from income (loss) from discontinued operations: income taxes; depreciation and amortization; restructuring, impairment and plant closing (credits) costs; losses on the sale of accounts receivable to our securitization program; unallocated foreign currency (gain) loss; and loss on the sale of assets. The following table provides a reconciliation of Adjusted EBITDA from discontinued operations to income (loss) from discontinued operations:

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Income (loss) from discontinued operations, net of tax	$0.8	$(13.7)	$4.6	$(141.4)
Income tax expense (benefit)	0.5	3.2	3.0	(73.1)
Depreciation and amortization	—	3.3	—	31.4
EBITDA from discontinued operations	1.3	(7.2)	$7.6	$(183.1)
Restructuring, impairment and plant closing costs	—	1.1	—	2.2
(Gain) loss on disposition of assets	(1.3)	(12.8)	(7.6)	197.0
Loss on accounts receivable securitization	—	4.8	—	7.3
Adjusted EBITDA from discontinued operations	$—	$(14.1)	$—	$23.4

Adjusted net income from continuing operations is computed by eliminating the after tax impact of the following from net income (loss) available to common stockholders: loss (income) from discontinued operations; restructuring, impairment and plant closing (credits) costs; merger associated expenses; unallocated foreign currency (gain) loss;  certain legal and contract settlements; losses on the early extinguishment of debt; extraordinary loss (gain) on the acquisition of a business; and loss (gain) on dispositions of assets. The reconciliation of Adjusted net income from continuing operations to net income (loss) available to common stockholders is set forth in the Reconciliation of Adjustments table above.

Adjusted net income from discontinued operations is computed by eliminating the after tax impact of the following from income (loss) from discontinued operations: restructuring, impairment and plant closing (credits) costs; and loss on the sale of assets.  The reconciliation of Adjusted net income from discontinued operations to net income (loss) available to common stockholders is set forth in the Reconciliation of Adjustments table above.